Liberty Global Reports Fiscal 2014 Results        Exhibit 99.1

1.3 Million Organic RGU Additions, including 351,000 in Q4
Annual Rebased OCF Growth of 5.5%, Best in Three Years
Adjusted Free Cash Flow Excluding Ziggo up 18% to $2.1 Billion1
Repurchased $1.6 Billion of Equity in '14, including $644 Million in Q4

Denver, Colorado February 12, 2015: Liberty Global plc ("Liberty Global" or the "Company") (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the three months ("Q4") and year ended December 31, 2014 ("FY"). Certain of the information concerning Virgin Media Inc. ("Virgin Media") and Ziggo Holding B.V., formerly Ziggo N.V. ("Ziggo"), relates to periods prior to our ownership of the respective businesses. Please also note that we sold substantially all of our legacy content business on January 31, 2014 (the "Chellomedia Sale") and, accordingly, we have presented the disposed business as a discontinued operation for all periods.

Highlights for the full-year 2014:
•Organic RGU2 additions of 1.3 million, including 351,000 in Q4
◦Over 900,000 internet additions in 2014, powered by our superior broadband speeds
◦Lowest annual video attrition since 2006, supported by innovative video offerings
•Over 500,000 postpaid mobile subscriber additions on an organic basis
•Revenue of $18.2 billion, representing rebased3 growth of 3%
•Operating Cash Flow4 of $8.5 billion, reflecting 5.5% rebased growth
◦Germany and the U.K. delivered 9% and 7% rebased growth, respectively
•Operating income of $2.2 billion, an 11% increase
•Adjusted Free Cash Flow ("FCF") increased 25%1 to $2.2 billion
◦Excluding the post-acquisition Ziggo FCF of $122 million, Adjusted FCF increased 18%1
•Ziggo integration already in full-swing, synergy target raised to €250 million by 2018
•Active capital management to support our growth and drive equity returns
◦Over 90% of our debt is due in 2020 and beyond

CEO Mike Fries stated, "2014 was a milestone year for us on many fronts. We increased the pace of innovation in broadband, video, and wireless, delivered steady organic subscriber growth, continued driving operational efficiencies and achieved all of our financial targets. The capstone of the year was the acquisition of Ziggo, which represents a unique opportunity for us to create national scale and become the leading challenger in the mobile and enterprise businesses in Holland, while opening up great opportunities for Dutch consumers and businesses. In terms of financial performance, we reported record revenue in excess of $18 billion and delivered on all of our 2014 guidance targets including an 18% increase in our Adjusted Free Cash Flow excluding Ziggo.”

“Innovation remains a key focus, enabling us to offer our customers cutting edge products and services which, in turn, supports our pricing strategy. In 2015, we will continue to make strategic investments to differentiate our products and continue driving demand for our next-generation platform, Horizon TV, which crossed the one million subscriber milestone this week, along with increasing usage of our Horizon Go app and our MyPrime video-streaming service. We are also preparing for trials of DOCSIS 3.1 technology in the second half of this year, which we expect will meaningfully and cost effectively extend our speed leadership to 1GB when we begin commercial deployments and up to 10GB in the future. With our superior broadband network, the expansion of WiFi to 10 million locations by the end of 2015 and our new mobile launches across Europe, we are well positioned to offer consumers the best connectivity experience available in our markets.”

“Our balance sheet remains in great shape with approximately $5.2 billion of liquidity at year-end. In Q4, we refinanced over $3 billion of debt, reducing our fully-swapped cost of debt to 6.0%, our lowest on record, while pushing out our average maturity to over seven years. In January, we took advantage of attractive capital markets again and realigned our debt structure in order to create regional credit pools and help drive further operating efficiencies. During 2014, we repurchased nearly $1.6 billion of stock despite being out of the market for over four months due to the Ziggo transaction. We remain committed to repurchasing a further $1.9 billion by year end 2015. In addition, we are extending our previously announced buyback program by committing to purchase an additional $2 billion of ordinary shares by the end of 2016. This extension of our buyback program brings our total authorized buyback activity over the next two years to approximately $4 billion. Later this month, our shareholders will be voting on the creation of the LiLAC tracking stock, which would give our investor base an opportunity to invest more directly in our fast-growing operations in Latin America and the Caribbean.”

"Looking ahead to 2015, we expect to deliver mid-single digit rebased OCF growth, along with $2.5 billion of Adjusted Free Cash Flow, which would represent combined mid-teens growth on an FX-adjusted basis.5 Our expectations are based on continued robust subscriber growth, improving pricing power, our rapidly growing mobile and B2B businesses and executing on the substantial synergy opportunities that we have already underway with our operational integrations taking place in the Netherlands and the U.K."

Subscriber Statistics
At December 31, 2014, we provided a total of 55.9 million subscription services ("RGUs") to our 27.3 million unique customers across our cable footprint of 51.9 million homes passed. These services consisted of 24.3 million video, 17.3 million broadband internet and 14.3 million telephony subscriptions. As compared to year-end 2013, we increased our total RGU base by 16% or 7.7 million RGUs, which is largely attributable to our acquisition of Ziggo (6.3 million RGUs) and our 1.3 million organic RGU additions, including 351,000 in Q4. Our overall customer base increased by 2.8 million in 2014 and at year-end just over 60% of our customers subscribed to more than one service, representing a bundling ratio of 2.05x RGUs per customer.

In addition to our triple-play base, we also had 4.5 million mobile subscribers, including nearly 3.6 million postpaid mobile subscribers at December 31, 2014.

Broadband internet remains the primary source of our organic subscriber additions. Driven by our market-leading speeds, and with key contributions from our businesses in Germany and the U.K., we added 905,000 broadband RGUs in 2014 (including 242,000 in Q4), an improvement of 4% or 38,000 RGUs year-over-year. Despite lower traction of our fixed-line telephony products in 2014 as compared to the prior year, we still added 597,000 telephony RGUs in 2014 (145,000 in Q4), increasing our telephony penetration6 to 28%, while at the same time, our broadband internet penetration6 was at 34% at year end.

Our video subscriber loss of 223,000 for the full-year of 2014 (including 35,000 in Q4) represents our best annual result in eight years. Our next-generation video platforms continued to perform well, attracting over one million new subscribers in 2014, and we ended the year with 3.5 million advanced TV customers. We doubled our total Horizon TV base to 914,000 subscribers across the Netherlands, Germany, Switzerland, Ireland and Poland, including record take-up in Germany during Q4. In addition, we now have 2.5 million TiVo subscribers in the U.K., as we added 583,000 subscribers in 2014. During 2014, we enhanced our video offer with services such as Horizon Go, our multi-screen video service with out-of-home capabilities, which launched in eight countries, and MyPrime, our SVoD video-streaming service, which is now live in four markets. We ended the year with 15.9 million digital TV subscribers, representing 68% digital penetration7, and 7.6 million analog video subscribers at year-end 2014, which represent ample opportunity for further digital conversion.

From a regional standpoint, our 1.3 million RGU additions consisted of 918,000 in Western Europe, 232,000 in Central and Eastern Europe ("CEE") and 130,000 in Latin America8. Our total RGU additions in 2014 were consistent with our organic RGU growth in 2013, led by strong performances in Germany and the U.K., which contributed 511,000 and 201,000 additions, respectively, during the year. Of particular note, our U.K. operations delivered a record 113,000 RGU additions in Q4, driven by demand for our "Big Bundles" and record low churn. Our Belgian operation leveraged the popularity of its "Whop" and "Whoppa" triple-play bundles and added 129,000 RGUs during 2014.

The competitive environment in the Netherlands remained challenging with high levels of promotional activity and marketing initiatives from competitors. In 2014, we lost 26,000 RGUs in the Netherlands, including 11,000 RGUs at UPC Netherlands and 15,000 RGUs at Ziggo during the post-acquisition 2014 period. If we were to combine UPC Netherlands and Ziggo for all of 2014, our growth in the Netherlands would have been 31,000 net RGU additions. Rounding out our top five markets, our cable operation in Switzerland reported 14,000 RGU additions in 2014, aided by continued broadband growth and a year-over-year improvement in annual video attrition, partially offset by lower voice additions.

With respect to our mobile business, we finished the year with 4.5 million mobile subscribers9, an 11% increase as compared to our year-end 2013 subscriber base. This year-over-year growth of 449,000 subscribers was led by 144,000 additions in Belgium, 127,000 additions in the Netherlands, mainly as the result of our Ziggo acquisition (115,000 subscribers), and 70,000 and 63,000 additions in Germany and the U.K., respectively. We also improved our customer mix by adding 623,000 total postpaid subscribers, including over 500,000 on an organic basis. This was offset by a decline in our prepaid subscriber base of 174,000, as a result of our ongoing focus in the U.K. of cross-selling postpaid mobile services to our cable customers. Postpaid mobile subscribers generate 2.5 times the average monthly revenue that we derive from prepaid subscribers and churn at a lower rate.

In Q4 2014, we launched full-MVNO mobile products in the Netherlands, Hungary and Austria for select customers in those countries as part of our controlled roll-out strategy, all of which utilize our centralized MVNO hub in Amsterdam. This structure allows us to own the SIM cards and offers greater flexibility in creating mobile products, such as shared family plans. During the course of 2015, we will launch new mobile marketing initiatives and look to expand the quad-play penetration of our customer base.

Revenue

For the three months and year ended December 31, 2014, our revenue increased 3% to $4.6 billion and 26% to $18.2 billion, respectively, as compared to the corresponding prior year periods. Our reported increase for Q4 was primarily driven by the inclusion of Ziggo for approximately seven weeks and organic revenue growth, partially offset by net negative foreign currency ("FX") movements related to the strengthening of the U.S. dollar against all of our currencies. For the full-year period, the key driver of our reported growth was the inclusion of acquisitions, principally Virgin Media and Ziggo, and, to a lesser extent, organic growth. The FX impact over full-year 2014 was limited as the depreciation of the Chilean peso against the U.S. dollar was nearly offset by a strengthening of the British pound against the U.S. dollar.

Adjusting to neutralize the impact of acquisitions and FX, we achieved year-over-year rebased revenue growth of 3% for each of the Q4 and full-year 2014 periods. Our full-year 2014 rebased growth was fueled by higher volumes, including the positive impact of upselling customers into our bundled products, higher ARPU, along with strong growth in our mobile subscription and total business-to-business ("B2B") revenue, which increased 9% and 7%, respectively, on a rebased basis10.

From a geographic perspective, Western Europe delivered 3% rebased revenue growth for the year, including rebased growth of 4% in Q4, as compared to Q4 2013. Our operations in CEE posted 1% rebased revenue growth for 2014. Rounding out our operations, our businesses in Chile and Puerto Rico reported 4% combined rebased top-line growth during 2014.

Our performance in Western Europe, which represented over 85% of our consolidated revenue in 2014, was led by Germany, which delivered 6% rebased growth in each of the Q4 and full-year 2014 periods. Our German growth was primarily driven by subscriber additions and increases in ARPU11, which resulted in a sequential acceleration of our growth in Germany from 5% in Q3 2014 to 6% in Q4 2014. Our Swiss operation posted 5% rebased revenue growth in 2014, its best performance since 2008, primarily driven by continued broadband internet and digital TV volume growth, an improvement in ARPU and growth in B2B. Our Belgian operation had similar revenue growth drivers, which, together with the continued success of our Belgian mobile offering, resulted in 4% rebased revenue growth during 2014. Of particular note, Virgin Media delivered 3% rebased revenue growth, including a 4% result in Q4, our best quarter of the year, driven by the February price increase, strong volumes and 9% rebased growth for both mobile subscription and total B2B revenue in Q4. Elsewhere in Western Europe, the revenue of our Dutch business, which includes Ziggo since November 11, experienced a 1% rebased revenue decline for the full year 2014 due to the ongoing competitive dynamics.

Operating Cash Flow

We reported consolidated OCF of $2.1 billion and $8.5 billion for the three months and year ended December 31, 2014, respectively. As compared to the corresponding prior year periods, these results reflect increases of 4% and 26%, respectively, and were driven by the aforementioned contributors to our reported top-line results. From a rebased growth perspective, we reported year-over-year increases of 4% and 5.5% for the three months and year ended December 31, 2014, respectively. Both represent improved growth rates as compared to the prior year periods. As mentioned in our previous 2014 earnings releases, our full-year 2014 rebased OCF performance benefited from the net favorable impact of a number of nonrecurring items.

Geographically, our European operations reported 5% rebased OCF growth for the year ended December 31, 2014, as strong results in many of our European markets were only partially offset by higher costs in our European central and other category associated with scale initiatives in the areas of information technology and finance. Our Western European operations delivered 6%, while CEE's operations posted 2% rebased OCF growth, led by Romania and Poland. In Latin America, our Chilean business generated 14% rebased OCF growth, primarily as a result of a lower mobile OCF deficit as we moved to a full-MVNO platform in late 2013, while our operation in Puerto Rico delivered 20% rebased OCF growth mainly by harvesting acquisition related synergies.

In Western Europe, our 2014 results were fueled by strong performances in Germany and the U.K. In particular, our German operation repeated its 2013 performance by delivering 9% rebased OCF growth, with the 2014 result being a function of the aforementioned revenue growth drivers and strict cost containment. Meanwhile, we posted 7% rebased OCF growth in 2014 and a record 11% rebased growth in Q4 in the U.K., where we are seeing operating momentum across all key product lines and the benefits of cost synergies. In addition, our Belgian and Swiss operations reported rebased OCF growth of 7% and 5%, respectively, supported by their strong underlying broadband internet businesses. Of note, the Q4 2014 OCF performance of UPC Cablecom was impacted by costs associated with the integration of our Swiss and Austrian operations and office relocation expenses. Our operation in the Netherlands partially offset these strong Western European results as the aforementioned impacts of competition led to a 1% rebased decline in the OCF of our Dutch operation during 2014, an improvement from the 5% rebased decline that we posted in the Netherlands for 2013. In terms of synergies for our combined Dutch business, we now anticipate €250 million of overall synergies by 2018, as compared to our earlier estimate of €160 million, with the upsize mainly being attributable to incremental property and equipment addition savings and, to a lesser extent, additional operating cost savings.

Our consolidated OCF margins12 for Q4 and the full year 2014 were 46.4% and 46.7%, respectively, as compared to 45.9% and 46.6% for the corresponding prior year periods. If we were to adjust our margin calculation13 to include Virgin Media for the full twelve month period ended December 31, 2013, our combined OCF margin for 2013 would have been 45.6%. With the exception of our Dutch business, which included the relatively lower margins of Ziggo during the last 7 weeks of 2014, each of our reportable segments reported improved margins on a year-over-year basis, underpinned by U.K./Ireland (130 basis points) and Germany (170 basis points).

Operating Income

For the three months and year ended December 31, 2014, our operating income decreased by 47% to $273 million and increased by 11% to $2.2 billion, respectively, as compared to the corresponding prior year periods. The increase in our full year operating income was primarily due to the inclusion of Virgin Media, which accounted for a significant portion of our growth in OCF, offset by an increase in our depreciation and amortization expenses. The decrease in our Q4 2014 operating income was primarily the result of year-over-year organic OCF growth that was more than offset by increased impairment, restructuring and other operating items, due largely to a $222 million charge associated with the settlement of certain litigation related to our 2011 acquisition of KBW, and higher depreciation and amortization.

Net Earnings/Loss Attributable to Shareholders

We reported net losses attributable to shareholders (“Net Losses”) of $523 million or $0.62 per basic and diluted14 share and $695 million or $0.87 per basic and diluted share, for the three months and year ended December 31, 2014, respectively. These compare to Net Losses of $121 million or $0.16 per basic and diluted share and $964 million or $1.43 per basic for the corresponding prior year periods, respectively.

For 2014, the $269 million improvement was mainly driven by positive movements related to our derivative instruments, lower income tax expense and a $333 million gain on the January 2014 Chellomedia sale, which more than offset the net increase in foreign currency transaction losses and lower gains related to changes in fair values of certain investments. The Q4 year-over-year increase in Net Losses of $402 million was driven to a large extent by the net increase in foreign currency transaction losses, the aforementioned lower operating income and lower gains related to changes in fair values of certain investments, partly offset by positive movements related to our derivative instruments.

At February 6, 2015, we had 887 million shares outstanding, including 251 million Class A ordinary shares, 10 million Class B ordinary shares and 626 million Class C ordinary shares.

Property and Equipment Additions

For 2014, we reported $3.9 billion of property and equipment ("P&E") additions15 or 21% of revenue as compared to $3.2 billion or 22% of revenue for 2013. The increase in absolute P&E additions was primarily related to the inclusion of Virgin Media, which accounted for $1.4 billion of our P&E additions during the year ended December 31, 2014, as compared to $755 million during the period following the June 7, 2013 acquisition date through December 31, 2013, and to a lesser extent, our acquisition of Ziggo, which was included since November 11, 2014. Adjusting our 2013 results for the inclusion of Virgin Media for the full period, our combined P&E additions would have been $3.8 billion or 22% of combined revenue.

The $149 million increase in our P&E additions in 2014, as compared to the combined 2013 amount, is partly the result of higher support capital as a result of Virgin Media's anticipated move to a full-MVNO mobile platform, as well as network and IT projects at Telenet. In terms of 2014 allocation, 52% of our overall capital spend was related to CPE and scalable infrastructure, 25% to line extensions and upgrade/rebuild activity, and 23% to support capital, including IT upgrades and general support systems.

Free Cash Flow & Adjusted Free Cash Flow

On a reported basis, we generated FCF of $2.2 billion in 2014, which reflects a 91% increase as compared to the $1.1 billion of FCF we generated in 2013. Similarly, our Adjusted Free Cash Flow, which primarily excludes certain costs associated with our Chilean wireless operation, increased 65% to $2.2 billion in 2014, as compared to $1.3 billion in 2013. Both increases were mainly driven by our acquisitions, including Virgin Media and Ziggo, organic OCF growth, favorable net working capital movements and a strengthening of the British pound against the U.S. dollar, partially offset by higher cash interest payments.

If we were to include the Adjusted FCF of Virgin Media for the full 2013 period and exclude the impact of Ziggo in 2014, we would have reported FCF growth of 18% during 2014, as compared to 2013. This increase was mainly driven by organic OCF growth, favorable net working capital movements and a strengthening of the British pound against the U.S. dollar, partially offset by higher cash interest payments.

Leverage & Liquidity

We had total debt16 of $46.2 billion and cash and cash equivalents of $1.2 billion at December 31, 2014. As compared to the end of the third quarter of 2014, our reported debt and cash positions increased by $5.0 billion and $204 million, respectively. The increase in our total debt during the fourth quarter was primarily the result of our Ziggo acquisition ($5.2 billion), partially offset by the depreciation of our borrowing currencies against the U.S. dollar in Q4 and the termination of our Ziggo collar loan.

After excluding $1.5 billion of debt backed by shares we hold in Sumitomo Corporation and ITV, we finished 2014 with consolidated adjusted gross and net leverage ratios17 of 4.9x and 4.8x, respectively. At December 31, 2014 our fully-swapped debt borrowing cost18 was 6.0%, an improvement of 60 basis points as compared to 6.6% at year-end 2013.
Our consolidated liquidity19 position at December 31, 2014 was approximately $5.2 billion, including $1.2 billion of cash as noted above and aggregate borrowing capacity of $4.0 billion, as represented by the maximum undrawn commitments under each of our credit facilities.20
Subsequent to year end, we initiated a series of transactions to restructure our credit pools. As part of this reorganization, we extracted UPC Broadband Ireland Ltd. in February 2015 and plan to extract our Dutch operating entity, UPC Nederland B.V., in March 2015 from the UPC credit pool and combine them with our Virgin Media and Ziggo credit pools, respectively, in order to create strong and well-positioned regional assets and to further strive for operating efficiencies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our 2015 and future prospects, including with respect to higher rebased OCF and Adjusted FCF growth, performance drivers including subscriber growth, improved pricing power and mobile, B2B and synergy opportunities, the development and expansion of our innovative and advanced products and services, including Horizon TV, MyPrime and WiFi spots, increased broadband internet speeds, the penetration of our digital products, product bundles and mobile offerings, the amount and timing of our share repurchases, the strength of our balance sheet and tenor of our third-party debt, operating and finance initiatives over the next few years, the timing and benefits of our strategic objectives including those related to the reorganization of our credit pools, the proposed LiLAC tracking stock and the Ziggo acquisition (including the anticipated synergies therefrom), and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation, general economic factors, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 56 million television, broadband internet and telephony services at December 31, 2014. In addition, we served 5 million mobile subscribers across nine countries at year-end 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Ziggo, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global's operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

_______________________________________

[1]
Please see page 18 for information on Free Cash Flow (“FCF”) and Adjusted Free Cash Flow ("Adjusted FCF") and the required reconciliations. The combined Adjusted FCF growth rate of 18% for the full-year period is calculated by comparing our reported Adjusted FCF during the full year 2014, as adjusted to exclude the $122 million of Adjusted FCF of Ziggo during the post-acquisition 2014 period, to the combined Adjusted FCF of our company and Virgin Media during the full-year 2013 period, as calculated on pages 18 and 19. Using our reported Adjusted FCF, which includes the FCF of Ziggo during the post-acquisition 2014 period, this growth rate increases to 25%.

[2]
Please see page 27 for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[3]	Please see page 13 for information on rebased growth.
4    Please see page 16 for our OCF definition and the required reconciliation.
5     The 2015 mid-teens growth guidance for the Adjusted Free Cash Flow on an FX-adjusted basis is based on the reported 2014 Adjusted
Free    Cash Flow plus the 2014 pre-acquisition Free Cash Flow of Ziggo, with the combined amount further adjusted to reflect the new
Ziggo capital structure, current foreign exchanges rates and any changes to our FCF definition.
6    Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total 2-way homes passed.

[7]	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[8]	Latin America includes our broadband communications operations in both Chile and Puerto Rico.

[9]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Our December 31, 2014 mobile subscriber counts for the U.K. and Chile include 943,600 and 19,800 prepaid mobile subscribers, respectively. In Q3 2013, we shortened the period for excluding inactive customers from our mobile subscriber count in Chile to 30 days, resulting in a 61,000 reduction in prepaid mobile subscribers.

[10]
Total B2B revenue includes subscription (SOHO) and non-subscription revenue, excluding total B2B revenue from Ziggo. Non-subscription revenue includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. Most of this deferred revenue relates to Virgin Media's B2B contracts, and in connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred B2B revenue is accounting for $18 million of the rebased increase from 2013 to 2014 in our total B2B revenue. For purposes of computing the rebased growth percentage for mobile subscription revenue, we have excluded the applicable revenue from Ziggo during the post-acquisition period.

[11]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Consolidated, the European Operations Division and Other Europe are not adjusted for currency impacts.

[12]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[13]	Please see page 19 for information on combined OCF and combined OCF margins.

[14]
All share and per share amounts presented herein have been retroactively adjusted to give effect to the March 3, 2014 share split in the form of a share dividend ("2014 Share Dividend"), which constitutes a bonus issue under our articles of association and English law, of one Liberty Global Class C ordinary share for each outstanding Class A, Class B and Class C ordinary share.

[15]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.
16    Total debt includes capital lease obligations.

[17]	Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt excludes the loans backed by the shares we hold in
Sumitomo Corp. and ITV plc and is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. Our adjusted gross and net debt ratios are based on annualized OCF that is calculated by adjusting our reported OCF for the fourth quarter of 2014 to reflect the Q4 2014 pre-acquisition OCF of Ziggo and multiplying this combined figure by four.

[18]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[19]	Consolidated liquidity refers to our consolidated cash and cash equivalents plus the maximum undrawn commitments under our subsidiaries' borrowing facilities without regard to covenant compliance calculations.

[20]
Our aggregate unused borrowing capacity of $4.0 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of the relevant December 31, 2014 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $3.7 billion.

Liberty Global plc
Condensed Consolidated Balance Sheets

	Year ended December 31,
	2014		2013
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,158.5		$2,701.9
Trade receivables, net	1,499.5		1,588.7
Derivative instruments	446.6		252.1
Deferred income taxes	290.3		226.1
Prepaid expenses	189.7		238.2
Current assets of discontinued operation	—		238.7
Other current assets	335.9		236.9
Total current assets	3,920.5		5,482.6

Investments	1,808.2		3,491.2
Property and equipment, net	23,840.6		23,974.9
Goodwill	29,001.6		23,748.8
Intangible assets subject to amortization, net	9,189.8		5,795.4
Long-term assets of discontinued operation	—		513.6
Other assets, net	5,081.2		4,707.8

Total assets	$72,841.9		$67,714.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,039.0		$1,072.9
Deferred revenue and advance payments from subscribers and others	1,452.2		1,406.2
Current portion of debt and capital lease obligations	1,550.9		1,023.4
Derivative instruments	1,043.7		751.2
Accrued interest	690.6		598.7
Accrued programming and copyright fees	368.5		359.1
Current liabilities of discontinued operation	—		127.5
Other accrued and current liabilities	3,045.4		2,344.0
Total current liabilities	9,190.3		7,683.0

Long-term debt and capital lease obligations	44,608.1		43,680.9
Long-term liabilities of discontinued operation	—		19.8
Other long-term liabilities	4,927.5		4,789.1
Total liabilities	58,725.9		56,172.8

Commitments and contingencies

Equity:
Total Liberty Global shareholders	14,714.5	12,025.8	12,025.8
Noncontrolling interests	(598.5)		(484.3)
Total equity	14,116.0		11,541.5

Total liabilities and equity	$72,841.9		$67,714.3

Liberty Global plc
Condensed Consolidated Statements of Operations

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	in millions, except per share amounts

Revenue	$4,615.2	$4,468.0	$18,248.3	$14,474.2

Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation)	1,732.7	1,706.2	6,810.4	5,417.7
Selling, general and administrative (SG&A) (including share-based compensation)	817.8	792.5	3,172.8	2,616.5
Depreciation and amortization	1,416.1	1,354.8	5,500.1	4,276.4
Release of litigation provision	—	—	—	(146.0)
Impairment, restructuring and other operating items, net	375.3	96.9	536.8	297.5
	4,341.9	3,950.4	16,020.1	12,462.1
Operating income	273.3	517.6	2,228.2	2,012.1

Non-operating income (expense):
Interest expense	(632.1)	(643.0)	(2,544.7)	(2,286.9)
Interest and dividend income	2.5	2.3	31.7	113.1
Realized and unrealized gains (losses) on derivative instruments, net	266.1	(337.0)	88.8	(1,020.4)
Foreign currency transaction gains (losses), net	(403.5)	136.3	(836.5)	349.3
Realized and unrealized gains due to changes in fair values of certain investments, net	15.8	178.7	205.2	524.1
Losses on debt modification, extinguishment and conversion, net	(102.7)	(41.5)	(186.2)	(212.2)
Other income (expense), net	(25.0)	1.1	(42.4)	(5.6)
	(878.9)	(703.1)	(3,284.1)	(2,538.6)
Loss from continuing operations before income taxes	(605.6)	(185.5)	(1,055.9)	(526.5)
Income tax benefit (expense)	103.0	81.3	75.0	(355.5)
Loss from continuing operations	(502.6)	(104.2)	(980.9)	(882.0)
Discontinued operation:
Earnings (loss) from discontinued operation, net of taxes	—	(10.4)	0.8	(23.7)
Gain on disposal of discontinued operation, net of taxes	—	—	332.7	—
	—	(10.4)	333.5	(23.7)
Net loss	(502.6)	(114.6)	(647.4)	(905.7)
Net earnings attributable to noncontrolling interests	(20.8)	(6.6)	(47.6)	(58.2)
Net loss attributable to Liberty Global shareholders	$(523.4)	$(121.2)	$(695.0)	$(963.9)

Basic and diluted loss attributable to Liberty Global shareholders per share:
Continuing operations	$(0.62)	$(0.14)	$(1.29)	$(1.39)
Discontinued operation	—	(0.02)	0.42	(0.04)
	$(0.62)	$(0.16)	$(0.87)	$(1.43)

Liberty Global plc
Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2014		2013
	in millions

Cash flows from operating activities:
Net loss	$(647.4)		$(905.7)
Loss (earnings) from discontinued operation	(333.5)		23.7
Loss from continuing operations	(980.9)		(882.0)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	6,593.7		4,803.0
Net cash provided (used) by operating activities of discontinued operation	(9.6)		10.3
Net cash provided by operating activities	5,603.2		3,931.3
Cash flows from investing activities:
Capital expenditures	(2,684.4)		(2,481.5)
Investments in and loans to affiliates and others	(1,016.6)		(1,350.3)
Proceeds received upon disposition of discontinued operation, net of deconsolidated cash and disposal costs	988.5		—
Cash paid in connection with acquisitions, net of cash acquired	(73.3)		(4,073.4)
Other investing activities, net	(13.8)		(44.9)
Net cash used by investing activities of discontinued operation	(3.8)		(14.9)
Net cash used by investing activities	(2,803.4)		(7,965.0)
Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(11,316.1)		(8,318.6)
Borrowings of debt	9,572.4		9,670.3
Repurchase of Liberty Global and LGI shares	(1,584.9)		(1,157.2)
Payment of financing costs and debt premiums	(379.8)		(389.6)
Purchase of additional shares of our subsidiaries	(260.7)		(461.3)
Net cash received (paid) related to derivative instruments	(221.0)		524.5
Change in cash collateral	(58.7)		3,593.8
Distributions by subsidiaries to noncontrolling interests	(11.7)		(538.1)
Increase in restricted cash related to LGI Telenet Tender	—		1,539.7
Contributions by non controlling interests to subsidiaries	—		22.2
Other financing activities, net	0.4		137.6
Net cash used by financing activities of discontinued operation	(1.2)		(7.4)
Net cash provided (used) by financing activities	(4,261.3)		4,615.9
Effect of exchange rate changes on cash:
Continuing operations	(81.9)		85.4
Net increase (decrease) in cash and cash equivalents:
Continuing operations	(1,528.8)		679.6
Discontinued operation	(14.6)		(12.0)
Net increase (decrease) in cash and cash equivalents	(1,543.4)		667.6
Cash and cash equivalents:
Beginning of period	2,701.9		2,038.9
End of period	1,158.5	2,706.5	2,706.5
Less cash and cash equivalents of discontinued operation at end of year	—		(4.6)
Cash and cash equivalents of continuing operations at end of year	$1,158.5		$2,701.9

Cash paid for interest - continuing operations	$2,376.7		$2,148.8

Net cash paid for taxes:
Continuing operations	$97.3		$97.5
Discontinued operation	2.2		11.7
Total	$99.5		$109.2

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three months and year ended December 31, 2014, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B services and certain of our reportable segments provide mobile services. During the fourth quarter of 2014, we began presenting (i) our operating segments in the U.K. and Ireland as one combined reportable segment, (ii) our operating segments in the Switzerland and Austria as one combined reportable segment and (iii) our UPC DTH operating segment, as described below, as part of our Central and Eastern Europe reportable segment. These changes were made as a result of internal changes in organizational structures, changes in how these segments are evaluated and monitored by the chief operating decision maker and the integration of certain functions within these reportable segments. Previously, (a) our operating segments in the U.K. and Switzerland were each separate reportable segments, (b) our operating segments in Ireland and Austria were combined into one reportable segment, “Other Western Europe,” and (c) our UPC DTH operating segment was included in the European Operations Division’s central and other category. Segment information for all periods presented has been revised to reflect the above-described changes. In addition, segment information for the prior periods has been retrospectively revised to present the disposed Chellomedia operations as a discontinued operation. Unless otherwise noted, we present only the reportable segments of our continuing operations in the tables below. For additional information, see note 18 to the condensed consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014.

At December 31, 2014, our operating segments in the European Operations Division provided broadband communications services in 12 European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia and UPC DTH. The European Operations Division’s central and other category includes (i) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (ii) intersegment eliminations within the European Operations Division. In Chile, we provide video, broadband internet, fixed-line telephony and mobile services. Our corporate and other category includes (a) less significant consolidated operating segments that provide (1) broadband communications services in Puerto Rico and (2) programming and other services and (b) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2014, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2013 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2013 and 2014 in our rebased amounts for the three months and year ended December 31, 2013 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2014, (ii) remove intercompany eliminations for the applicable periods in 2013 to conform to the presentation during the 2014 periods following the disposal of the Chellomedia operations, which resulted in previously eliminated intercompany costs becoming third-party costs, and (iii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2013 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2014. We have included Ziggo and three small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2013. We have included Virgin Media, Ziggo and five small entities in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2013. We have reflected the revenue and OCF of the acquired entities in our 2013 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended		Increase		Increase
	December 31,		(decrease)		(decrease)
Revenue	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K./Ireland	$1,802.3	$1,786.8	$15.5	0.9	3.6
Netherlands	562.5	319.0	243.5	76.3	0.7
Germany	655.1	675.1	(20.0)	(3.0)	5.8
Belgium	547.1	569.7	(22.6)	(4.0)	4.7
Switzerland/Austria	445.0	461.3	(16.3)	(3.5)	3.0
Total Western Europe	4,012.0	3,811.9	200.1	5.2	3.6
Central and Eastern Europe	299.1	327.5	(28.4)	(8.7)	1.1
Central and other	(7.6)	(1.0)	(6.6)	N.M.	*
Total European Operations Division	4,303.5	4,138.4	165.1	4.0	3.3
Chile	219.7	243.7	(24.0)	(9.8)	4.3
Corporate and Other	94.3	93.4	0.9	1.0	*
Intersegment eliminations	(2.3)	(7.5)	5.2	N.M.	*
Total	$4,615.2	$4,468.0	$147.2	3.3	3.5

Supplemental Information
Total Liberty Global (excluding Ziggo)					3.6

	Year ended		Increase		Increase
	December 31,		(decrease)		(decrease)
Revenue	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K./Ireland	$7,409.9	$4,117.4	$3,292.5	80.0	2.5
Netherlands	1,498.5	1,242.4	256.1	20.6	(0.7)
Germany	2,711.5	2,559.2	152.3	6.0	6.0
Belgium	2,279.4	2,185.9	93.5	4.3	4.3
Switzerland/Austria	1,846.1	1,767.1	79.0	4.5	3.1
Total Western Europe	15,745.4	11,872.0	3,873.4	32.6	3.1
Central and Eastern Europe	1,259.5	1,272.0	(12.5)	(1.0)	0.7
Central and other	(7.1)	(0.4)	(6.7)	N.M.	*
Total European Operations Division	16,997.8	13,143.6	3,854.2	29.3	2.9
Chile	898.5	991.6	(93.1)	(9.4)	4.4
Corporate and other	376.9	374.3	2.6	0.7	*
Intersegment eliminations	(24.9)	(35.3)	10.4	N.M.	*
Total	$18,248.3	$14,474.2	$3,774.1	26.1	3.0

Supplemental Information
Total Liberty Global (excluding Ziggo)					3.0

* - Omitted; N.M. - Not Meaningful

	Three months ended		Increase		Increase
	December 31,		(decrease)		(decrease)
Operating Cash Flow	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K./Ireland	$802.4	$749.9	$52.5	7.0	10.0
Netherlands	314.4	189.5	124.9	65.9	(1.1)
Germany	400.7	420.5	(19.8)	(4.7)	3.9
Belgium	247.1	257.3	(10.2)	(4.0)	4.7
Switzerland/Austria	242.2	263.9	(21.7)	(8.2)	(2.1)
Total Western Europe	2,006.8	1,881.1	125.7	6.7	4.7
Central and Eastern Europe	133.9	149.5	(15.6)	(10.4)	(0.5)
Central and other	(68.2)	(67.2)	(1.0)	(1.5)	*
Total European Operations Division	2,072.5	1,963.4	109.1	5.6	4.2
Chile	95.9	97.1	(1.2)	(1.2)	13.8
Corporate and other	(29.1)	(19.0)	(10.1)	(53.2)	*
Intersegment eliminations	—	10.7	(10.7)	N.M.	*
Total	$2,139.3	$2,052.2	$87.1	4.2	4.0

Supplemental Information
Total Liberty Global (excluding Ziggo)					4.4

	Year ended		Increase		Increase
	December 31,		(decrease)		(decrease)
Operating Cash Flow	2014	2013	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K./Ireland	$3,235.7	$1,742.8	$1,492.9	85.7	7.1
Netherlands	857.9	721.7	136.2	18.9	(0.9)
Germany	1,678.2	1,541.1	137.1	8.9	9.0
Belgium	1,125.0	1,049.4	75.6	7.2	6.9
Switzerland/Austria	1,056.4	1,005.7	50.7	5.0	3.5
Total Western Europe	7,953.2	6,060.7	1,892.5	31.2	6.1
Central and Eastern Europe	583.0	584.5	(1.5)	(0.3)	1.5
Central and other	(282.7)	(239.1)	(43.6)	(18.2)	*
Total European Operations Division	8,253.5	6,406.1	1,847.4	28.8	5.3
Chile	351.0	353.6	(2.6)	(0.7)	14.3
Corporate and other	(86.2)	(63.8)	(22.4)	(35.1)	*
Intersegment eliminations	4.0	44.8	(40.8)	N.M.	*
Total	$8,522.3	$6,740.7	$1,781.6	26.4	5.5

Supplemental Information
Total Liberty Global (excluding Ziggo)					5.6

* - Omitted; N.M. - Not Meaningful

Operating Cash Flow Definition and Reconciliation

OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and SG&A expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	in millions
Total segment operating cash flow	$2,139.3	$2,052.2	$8,522.3	$6,740.7
Share-based compensation expense	(74.6)	(82.9)	(257.2)	(300.7)
Depreciation and amortization	(1,416.1)	(1,354.8)	(5,500.1)	(4,276.4)
Release of litigation provision	—	—	—	146.0
Impairment, restructuring and other operating items, net	(375.3)	(96.9)	(536.8)	(297.5)
Operating income	$273.3	$517.6	$2,228.2	$2,012.1

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at December 31, 2014:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$1,569.2	$39.3	$1,608.5	$646.8
Virgin Media[3]	13,216.5	255.3	13,471.8	53.8
UPC Holding	10,016.2	28.0	10,044.2	71.8
Unitymedia KabelBW	7,856.4	810.1	8,666.5	17.5
Ziggo	5,787.8	—	5,787.8	32.7
Telenet	4,093.3	413.4	4,506.7	228.8
VTR Finance	1,400.0	0.5	1,400.5	85.2
Liberty Puerto Rico	672.0	1.0	673.0	21.9
Total Liberty Global	$44,611.4	$1,547.6	$46,159.0	$1,158.5

Property and Equipment Additions and Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	in millions, except % amounts
Customer premises equipment	$295.0	$247.0	$1,284.2	$1,101.9
Scalable infrastructure	227.6	210.5	751.6	604.5
Line extensions	128.9	108.5	426.0	367.1
Upgrade/rebuild	140.3	138.4	542.6	434.6
Support capital & other	328.1	235.6	904.8	653.5
Property and equipment additions	1,119.9	940.0	3,909.2	3,161.6
Assets acquired under capital-related vendor financing arrangements	(297.4)	(207.5)	(975.3)	(573.5)
Assets acquired under capital leases	(20.6)	(34.7)	(127.2)	(143.0)
Changes in current liabilities related to capital expenditures	(163.8)	(7.3)	(122.3)	36.4
Capital expenditures[4]	$638.1	$690.5	$2,684.4	$2,481.5

Property and equipment additions as % of revenue	24.3%	21.0%	21.4%	21.8%
_________________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media Inc., but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $1 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries. In addition, the $57 million carrying value of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and unrestricted subsidiaries.

[4]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards and (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on capital-related vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR mobile initiative and certain financing and other costs associated with the Virgin Media acquisition. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended		Year ended
	December 31,		December 31,
	2014	2013	2014	2013
	in millions
Net cash provided by operating activities of our continuing operations	$1,542.7	$1,469.2	$5,612.8	$3,921.0
Excess tax benefits from share-based compensation[5]	7.0	39.3	7.0	41.0
Cash payments for direct acquisition and disposition costs[6]	54.4	7.8	79.7	61.0
Capital expenditures	(638.1)	(690.5)	(2,684.4)	(2,481.5)
Principal payments on capital-related vendor financing obligations	(114.1)	(54.7)	(677.6)	(320.4)
Principal payments on certain capital leases	(42.5)	(48.1)	(183.3)	(95.8)
FCF	$809.4	$723.0	$2,154.2	$1,125.3

FCF	$809.4	$723.0	$2,154.2	$1,125.3
FCF deficit of VTR's mobile operations	1.7	19.3	52.7	113.5
Virgin Media acquisition adjustments[7]	—	64.7	—	97.0
Adjusted FCF	$811.1	$807.0	$2,206.9	$1,335.8

______________________________________

[5]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

6    Represents costs paid during the period to third parties directly related to acquisitions and dispositions.

[7]
Represents costs associated with the Virgin Media acquisition consisting of (i) cash paid of $19.8 million during the period related to the pre-acquisition costs of the new Virgin Media capital structure and (ii) cash paid of $12.5 million during the period for withholding taxes associated with certain intercompany transactions completed in connection with the Virgin Media acquisition.

Combined Free Cash Flow, Adjusted Free Cash Flow, Revenue, Property & Equipment Additions and OCF for Historical 2013

The combined amounts presented below have been included in this release to provide a means for comparison. The Liberty Global amounts presented below are on a reported basis. The Virgin Media pre-acquisition amounts presented below are on a reported basis for the period from January 1, 2013 to June 7, 2013, as adjusted to conform to the FCF and Adjusted FCF definitions of Liberty Global as set forth earlier. The Virgin Media pre-acquisition amounts have been converted into U.S. dollars at the average GBP/USD foreign exchange rate for the pre-acquisition period in 2013 as applicable. The combined Liberty Global/Virgin Media results have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the combined Liberty Global/Virgin Media results are not necessarily indicative of the FCF and Adjusted FCF that would have occurred if the Liberty Global/Virgin Media transaction had occurred on the dates assumed for purposes of calculating the combined results, or the FCF and Adjusted FCF that will occur in the future. The below FCF and Adjusted FCF table should be read in conjunction with the information included in the footnotes to the tables on page 18.

	Year ended
	December 31, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions
Net cash provided by operating activities of our continuing operations	$3,921.0	$906.1	$4,827.1
Excess tax benefits from share-based compensation	41.0	—	41.0
Cash payments for direct acquisition and disposition costs	61.0	80.0	141.0
Capital expenditures	(2,481.5)	(483.1)	(2,964.6)
Principal payments on capital-related vendor financing obligations	(320.4)	—	(320.4)
Principal payments on certain capital leases	(95.8)	(69.4)	(165.2)
FCF	$1,125.3	$433.6	$1,558.9

FCF	$1,125.3	$433.6	$1,558.9
FCF deficit of VTR's mobile operations	113.5	—	113.5
Virgin Media acquisition adjustments	97.0	—	97.0
Adjusted FCF	$1,335.8	$433.6	$1,769.4

	Year ended
	December 31, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions

Revenue	$14,474.2	$2,790.1	$17,264.3

OCF	$6,740.7	$1,126.1	$7,866.8
Share-based compensation	(300.7)	(33.8)	(334.5)
Depreciation and amortization	(4,276.4)	(667.1)	(4,943.5)
Release of litigation provision	146.0	—	146.0
Impairment, restructuring and other	(297.5)	(78.5)	(376.0)
Operating Income	$2,012.1	$346.7	$2,358.8

Property & Equipment Additions	$3,161.6	$598.7	$3,760.3

OCF Margin	46.6%	40.4%	45.6%
Property & Equipment Additions as a percentage of Revenue	21.8%	21.5%	21.8%

ARPU per Customer Relationship
The following table provides ARPU per customer relationship8 for the indicated periods:

	Three months ended December 31,				%	FX-Neutral
	2014		2013		Change	% Change[9]
Liberty Global Consolidated		$46.41		$48.14	(3.6)%	3.0%
European Operations Consolidated		€36.53		€34.56	5.7%	3.2%
U.K. (Virgin Media)		£49.36		£48.21	2.4%	2.4%
Germany (Unitymedia KabelBW)		€22.04		€20.79	6.0%	6.0%
Belgium (Telenet)		€51.48		€49.49	4.0%	4.0%
Other Europe		€31.16		€29.47	5.7%	5.6%
VTR	CLP	32,284	CLP	31,573	2.3%	2.3%

Mobile Statistics10
The following tables provide ARPU per mobile subscriber11 and mobile subscribers12 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended December 31,		%	FX-Neutral
	2014	2013	Change	% Change[9]
Liberty Global Consolidated:
Including interconnect revenue	$25.07	$25.94	(3.4)%	0.9%
Excluding interconnect revenue	$20.52	$20.82	(1.4)%	2.7%

	Mobile Subscribers
	December 31, 2014	September 30, 2014	Change
European Operations:
U.K.	3,053,000	3,059,600	(6,600)
Belgium	894,500	868,500	26,000
Germany	309,800	296,100	13,700
The Netherlands[13]	129,500	2,000	127,500
Switzerland	8,800	3,300	5,500
Austria	200	—	200
Total Western Europe	4,395,800	4,229,500	166,300
Hungary	11,200	9,600	1,600
Poland	10,600	11,900	(1,300)
Total CEE	21,800	21,500	300
Total European Operations	4,417,600	4,251,000	166,600
Chile	110,500	100,700	9,800
Grand Total	4,528,100	4,351,700	176,400
_______________________________

[8]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Consolidated, the European Operations Division and Other Europe are not adjusted for currency impacts.

[9]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[10]	Please see page 9 for the definition of mobile subscriber.

[11]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[12]
With the exception of the U.K. and Chile, all of our mobile subscribers receive mobile services pursuant to postpaid contracts. As of December 31, 2014 and September 30, 2014, the mobile subscriber count in the U.K. included 943,600 and 986,100 prepaid mobile subscribers, respectively, and the mobile subscriber count in Chile included 19,800 and 22,200 prepaid mobile subscribers, respectively.

[13]	The change in mobile subscribers in the Netherlands includes the addition of 114,900 subscribers from the acquisition of Ziggo.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at December 31, 2014, September 30, 2014 and December 31, 2013: 14

	December 31, 2014	Sept. 30, 2014	December 31, 2013	Q4’14 / Q3’14 (% Change)	Q4’14 / Q4’13 (% Change)
Total RGUs
Total Video RGUs	24,335,700	21,610,800	21,787,600	12.6%	11.7%
Total Broadband Internet RGUs	17,275,300	15,064,000	14,365,000	14.7%	20.3%
Total Telephony RGUs	14,330,900	12,574,300	12,115,200	14.0%	18.3%
Liberty Global Consolidated	55,941,900	49,249,100	48,267,800	13.6%	15.9%

Total Customers
European Operations Division	25,802,600	22,990,300	23,024,500	12.2%	12.1%
VTR	1,225,300	1,229,900	1,199,800	(0.4%)	2.1%
Puerto Rico	281,600	278,800	272,800	1.0%	3.2%
Liberty Global Consolidated	27,309,500	24,499,000	24,497,100	11.5%	11.5%

Total Single-Play Customers	10,730,900	10,140,700	10,646,000	5.8%	0.8%
Total Double-Play Customers	4,524,900	3,966,600	3,931,400	14.1%	15.1%
Total Triple-Play Customers	12,053,700	10,391,700	9,919,700	16.0%	21.5%

% Double-Play Customers
European Operations Division	16.3%	15.9%	15.7%	2.5%	3.8%
VTR	22.1%	21.7%	21.1%	1.8%	4.7%
Liberty Global Consolidated	16.6%	16.2%	16.0%	2.5%	3.8%

% Triple-Play Customers
European Operations Division	44.0%	42.2%	40.2%	4.3%	9.5%
VTR	46.6%	46.8%	46.3%	(0.4%)	0.6%
Liberty Global Consolidated	44.1%	42.4%	40.5%	4.0%	8.9%

RGUs per Customer Relationship
European Operations Division	2.04	2.00	1.96	2.0%	4.1%
VTR	2.15	2.15	2.14	—	0.5%
Liberty Global Consolidated	2.05	2.01	1.97	2.0%	4.1%

14 Both the September 30, 2014 and December 31, 2013 amounts do not include the impact of the Ziggo acquisition.

Supplemental information for Ziggo

OPERATING STATISTICS (15)	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014
CABLE

Footprint
Homes Passed	4,106,000	4,108,900	4,117,500	4,120,300	4,129,300	4,129,300
Two-way Homes Passed	4,106,000	4,108,900	4,117,500	4,120,300	4,129,300	4,129,300

Subscribers (RGUs)
Analog Cable	546,100	520,600	502,800	479,100	455,300	455,300
Digital Cable	2,237,100	2,249,600	2,259,900	2,264,900	2,265,000	2,265,000
Total Video	2,783,200	2,770,200	2,762,700	2,744,000	2,720,300	2,720,300
Internet	1,861,900	1,898,000	1,922,300	1,942,800	1,954,400	1,954,400
Telephony	1,572,200	1,590,700	1,590,000	1,590,200	1,584,000	1,584,000
Total RGUs	6,217,300	6,258,900	6,275,000	6,277,000	6,258,700	6,258,700

RGU net additions (losses)
Analog Cable	(26,400)	(25,500)	(17,800)	(23,700)	(23,800)	(90,800)
Digital Cable	10,500	12,500	10,300	5,000	100	27,900
Total Video	(15,900)	(13,000)	(7,500)	(18,700)	(23,700)	(62,900)
Internet	32,600	36,100	24,300	20,500	11,600	92,500
Telephony	18,000	18,500	(700)	200	(6,200)	11,800
RGU net additions (losses)	34,700	41,600	16,100	2,000	(18,300)	41,400

Penetration
Digital Cable as a % of Total Video Subscribers	80.4%	81.2%	81.9%	82.6%	83.3%	83.3%
Internet as a % of Two-way Homes Passed	44.3%	45.1%	45.5%	45.9%	46.1%	46.1%
Telephony as a % of Two-way Homes Passed	37.3%	37.6%	37.5%	37.4%	37.1%	37.1%

Customer relationships
Customer Relationships	2,783,200	2,770,200	2,762,700	2,744,000	2,720,300	2,720,300
Net Reductions	(15,900)	(13,000)	(7,500)	(18,700)	(23,700)	(62,900)
RGUs per Customer	2.19	2.21	2.22	2.23	2.24	2.24

Customer bundling
Single-Play	31.1%	29.4%	28.5%	27.3%	26.1%	26.1%
Double-Play	14.4%	15.2%	15.5%	16.3%	17.6%	17.6%
Triple-Play	54.5%	55.5%	55.9%	56.4%	56.2%	56.2%

MOBILE

Mobile Subscribers
Total	21,100	50,300	71,200	101,500	128,200	128,200
Net additions	16,700	29,200	20,900	30,300	26,700	107,100
_______________________________

[15]	Operating data is presented using Liberty Global's definitions and policies. See pages 9 and 27.

Preliminary Ziggo Financial Results

The following table provides preliminary unaudited selected financial results of Ziggo based on GAAP and in accordance with Liberty Global accounting policies.

	Year ended December 31,		Increase (decrease)
	2014 *	2013	Rebased % (16)
	in millions

Revenue	€1,617.3	€1,566.8	3.2%
OCF	€863.9	€869.1	0.9%
Property and equipment additions	€379.8	€360.8

OCF margin	53.4%	55.5%
Property and equipment additions as a percentage of revenue	23.5%	23.0%

OCF Reconciliation
OCF	€863.9	€869.1
Share-based compensation	6.3	0.5
Depreciation and amortization	520.7	442.7
Impairment, restructuring and other operating items, net	156.7	1.2
Operating income	€180.2	€424.7

*	The full-year 2014 figures combine amounts from “Predecessor” and “Successor” Periods, as further detailed below and in footnote 17.

Successor and Predecessor Periods - Combining Schedules (17)
The financial results for the Predecessor Period and the Successor Period have been combined in order to provide a more meaningful basis for comparing the results of operations in this press release. The combination of Predecessor and Successor periods does not comply with GAAP and has not been prepared in compliance with Article 11 of Regulation S-X. The table below reflects the combination of the Predecessor Period from January 1, 2014 to November 11, 2014 and the Successor Period from November 12, 2014 to December 31, 2014 (in millions):

	Successor	Predecessor	Combined
	Period from November 12 to December 31, 2014	Period from January 1 to November 11, 2014	Year ended December 31, 2014

Revenue	€219.9	€1,397.4	€1,617.3
OCF	€115.9	€748.0	€863.9
Property and equipment additions	€47.0	€332.8	€379.8

OCF Reconciliation
OCF	€115.9	€748.0	€863.9
Share-based compensation	€3.7	€2.6	€6.3
Depreciation and amortization	€112.0	€408.7	€520.7
Impairment, restructuring and other operating items, net	€64.5	€92.2	€156.7
Operating income (loss)	€(64.3)	€244.5	€180.2

Ziggo Capital Structure Financial Results

The following table details Ziggo's consolidated third-party debt.

	December 31, 2014
	Nominal value in borrowing currency	Carrying value(18)	Unused borrowing capacity
	in millions
Senior Credit Facility
Revolving Credit Facility	€650.0	€—	€650.0
Term Loan B1 (EURIBOR + 3.00%) EUR due 2022	€579.0	571.5	—
Term Loan B1 (LIBOR + 2.75%) USD due 2022	$869.0	707.6	—
Term Loan B2 (EURIBOR + 3.00%) EUR due 2022	€373.0	368.2	—
Term Loan B2 (LIBOR + 2.75%) USD due 2022	$560.0	456.0	—
Term Loan B3 (EURIBOR + 3.00%) EUR due 2022	€1,048.0	1,040.1	—
Term Loan B3 (LIBOR + 2.75%) USD due 2022	$921.0	749.9	—
Total Senior Credit Facility (euro equivalent)		3,893.3	€650.0

Senior Secured Notes
3.625% Senior Secured Notes due 2020	€71.7	73.8

Senior Notes
7.125% Senior Notes due 2024	€743.1	816.2

Capital Lease Obligations		0.5
Total third-party debt (including current portion)		€4,783.8

Exchange Rate ($ to €)		1.2100
_______________________________

[16]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted Ziggo's historical revenue and OCF for the Predecessor Periods to reflect the impacts in the Successor Period from the push down of acquisition accounting. In addition, for purposes of calculating rebased OCF growth, we have adjusted the historical OCF of Ziggo for the period from January 1, 2014 to November 11, 2014 to remove the impact of a non-recurring bonus payment of €13 million to employees of Ziggo that was triggered by the Ziggo Transaction, as defined in footnote 17. We have not adjusted the Predecessor Periods to eliminate other non-recurring items or to give retroactive effect to any changes in estimates that might be implemented in the Successor Period. The adjustments reflected in Ziggo's rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and OCF that would have occurred if the Ziggo Transaction had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of Ziggo's pro forma financial performance. Therefore, we believe Ziggo's rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

[17]
Ziggo became a consolidated subsidiary of Liberty Global on November 11, 2014 , pursuant to an Agreement and Plan of Merger with respect to an offer to acquire all of the shares of Ziggo that Liberty Global did not already own (the "Ziggo Transaction"). As a result of Liberty Global’s push-down of its investment basis in Ziggo arising from the Ziggo Transaction, a new basis of accounting was created on November 11, 2014. In our preliminary unaudited selected financial results included herein, the periods prior to November 12, 2014 are referred to as the “Predecessor Periods,” and the period from November 12, 2014 to December 31, 2014 is referred to as the “Successor Period.” The most significant effect of the Ziggo Transaction on our results for the Successor Period is an increase in depreciation and amortization expense as a result of the application of acquisition accounting. In order to provide a more meaningful basis for comparing the results of operations for the year ended December 31, 2014 to the corresponding prior year period, we have presented financial information for the year ended December 31, 2014 that reflects the combination of the results for the 2014 Predecessor and Successor Periods. The combination of Predecessor and Successor Periods is not permitted by GAAP and has not been prepared with a view towards complying with Article 11 of Regulation S-X.

[18]	Amounts include the impact of premiums and discounts, where applicable.

	Consolidated Operating Data — December 31, 2014
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	12,627,400	12,598,400	5,016,500	12,513,500	—	3,760,300	—	—	3,760,300	4,536,600	4,216,600
Germany	12,713,300	12,401,900	7,126,800	12,202,300	4,280,100	2,277,800	—	—	6,557,900	2,896,400	2,748,000
The Netherlands(11)	6,982,700	6,968,000	4,291,600	9,931,400	902,100	3,387,300	—	—	4,289,400	3,066,000	2,576,000
Belgium	2,916,300	2,916,300	2,066,700	4,751,500	490,100	1,576,600	—	—	2,066,700	1,530,600	1,154,200
Switzerland(11)	2,193,300	2,192,400	1,433,000	2,585,200	697,800	689,300	—	—	1,387,100	729,400	468,700
Austria	1,350,400	1,350,400	653,100	1,350,900	153,000	364,400	—	—	517,400	464,000	369,500
Ireland	854,800	754,900	519,000	1,111,200	40,100	333,200	—	30,200	403,500	363,400	344,300
Total Western Europe	39,638,200	39,182,300	21,106,700	44,446,000	6,563,200	12,388,900	—	30,200	18,982,300	13,586,400	11,877,300
Poland	2,783,900	2,706,100	1,437,400	2,755,000	282,600	918,800	—	—	1,201,400	997,200	556,400
Hungary	1,556,400	1,540,300	1,075,900	1,967,300	209,600	430,900	280,400	—	920,900	554,100	492,300
Romania	2,405,200	2,282,800	1,186,300	1,925,200	305,600	548,400	324,800	—	1,178,800	433,500	312,900
Czech Republic	1,372,700	1,282,400	716,300	1,185,900	89,600	369,500	112,000	—	571,100	445,000	169,800
Slovakia	504,500	482,000	280,000	432,300	39,300	141,800	66,100	600	247,800	116,800	67,700
Total CEE	8,622,700	8,293,600	4,695,900	8,265,700	926,700	2,409,400	783,300	600	4,120,000	2,546,600	1,599,100
Total Europe	48,260,900	47,475,900	25,802,600	52,711,700	7,489,900	14,798,300	783,300	30,800	23,102,300	16,133,000	13,476,400

Chile	2,978,800	2,459,700	1,225,300	2,639,300	111,600	901,900	—	—	1,013,500	932,000	693,800
Puerto Rico	706,500	706,500	281,600	590,900	—	219,900	—	—	219,900	210,300	160,700

Grand Total	51,946,200	50,642,100	27,309,500	55,941,900	7,601,500	15,920,100	783,300	30,800	24,335,700	17,275,300	14,330,900

	Subscriber Variance Table - December 31, 2014 vs. September 30, 2014
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	43,300	75,700	69,000	149,400	—	21,500	—	—	21,500	72,500	55,400
Germany	26,300	44,400	23,500	136,700	(20,600)	14,000	—	—	(6,600)	78,300	65,000
The Netherlands(11)	4,135,600	4,134,600	2,699,100	6,238,100	437,800	2,261,500	—	—	2,699,300	1,958,600	1,580,200
Belgium	5,600	5,600	(7,100)	31,300	(18,200)	11,100	—	—	(7,100)	17,800	20,600
Switzerland(11)	35,700	35,400	(23,700)	(8,000)	(24,000)	600	—	—	(23,400)	12,200	3,200
Austria	6,600	6,600	2,500	9,500	(6,100)	2,800	—	—	(3,300)	8,900	3,900
Ireland	(500)	1,800	(3,100)	6,000	(2,000)	(2,600)	—	(1,700)	(6,300)	4,300	8,000
Total Western Europe	4,252,600	4,304,100	2,760,200	6,563,000	366,900	2,308,900	—	(1,700)	2,674,100	2,152,600	1,736,300
Poland	42,000	48,000	16,800	46,300	(8,800)	16,000	—	—	7,200	27,100	12,000
Hungary	8,600	8,300	9,500	31,500	(20,300)	22,900	7,900	—	10,500	9,100	11,900
Romania	78,300	91,000	21,300	35,500	(8,900)	11,000	19,000	—	21,100	13,000	1,400
Czech Republic	4,000	15,400	3,800	6,700	1,500	(900)	5,500	—	6,100	2,500	(1,900)
Slovakia	600	800	700	4,000	(4,900)	2,700	1,600	—	(600)	2,600	2,000
Total CEE	133,500	163,500	52,100	124,000	(41,400)	51,700	34,000	—	44,300	54,300	25,400
Total Europe	4,386,100	4,467,600	2,812,300	6,687,000	325,500	2,360,600	34,000	(1,700)	2,718,400	2,206,900	1,761,700

Chile	9,900	10,500	(4,600)	(7,700)	(4,600)	9,100	—	—	4,500	(600)	(11,600)
Puerto Rico	900	900	2,800	13,500	—	2,000	—	—	2,000	5,000	6,500

Grand Total	4,396,900	4,479,000	2,810,500	6,692,800	320,900	2,371,700	34,000	(1,700)	2,724,900	2,211,300	1,756,600

Organic Change Summary:
Europe (excl. U.K., DE, NL & BE)	119,300	151,300	(400)	97,600	(99,700)	51,500	34,000	(1,700)	(15,900)	73,900	39,600
U.K.	18,500	50,900	44,200	113,300	—	21,500	—	—	21,500	58,700	33,100
Germany	26,300	44,400	25,500	138,800	(19,000)	14,100	—	—	(4,900)	78,500	65,200
The Netherlands(11,12)	11,700	10,700	(33,300)	(36,000)	(33,200)	(2,100)	—	—	(35,300)	8,200	(8,900)
Belgium	5,600	5,600	(7,100)	31,300	(18,200)	11,100	—	—	(7,100)	17,800	20,600
Total Europe	181,400	262,900	28,900	345,000	(170,100)	96,100	34,000	(1,700)	(41,700)	237,100	149,600
Chile	9,900	10,500	(4,600)	(7,700)	(4,600)	9,100	—	—	4,500	(600)	(11,600)
Puerto Rico	900	900	2,800	13,500	—	2,000	—	—	2,000	5,000	6,500
Total Organic Change	192,200	274,300	27,100	350,800	(174,700)	107,200	34,000	(1,700)	(35,200)	241,500	144,500

Q4 2014 Adjustments:
Acquisition - The Netherlands	4,123,900	4,123,900	2,732,400	6,274,100	471,000	2,263,600	—	—	2,734,600	1,950,400	1,589,100
Acquisition - Switzerland	36,400	36,400	15,100	15,100	15,100	—	—	—	15,100	—	—
Acquisition - Poland	19,600	19,600	13,100	18,800	11,100	1,000	—	—	12,100	5,800	900
Germany Adjustments	—	—	(2,000)	(2,100)	(1,600)	(100)	—	—	(1,700)	(200)	(200)
U.K. Adjustments	24,800	24,800	24,800	36,100	—	—	—	—	—	13,800	22,300
Net Adjustments	4,204,700	4,204,700	2,783,400	6,342,000	495,600	2,264,500	—	—	2,760,100	1,969,800	1,612,100

Net Adds (Reductions)	4,396,900	4,479,000	2,810,500	6,692,800	320,900	2,371,700	34,000	(1,700)	2,724,900	2,211,300	1,756,600

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2014 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers in the U.K., Belgium, Germany, the Netherlands, Chile, Hungary, Poland, Switzerland and Austria of 3,053,000, 894,500, 309,800, 129,500, 110,500, 11,200, 10,600, 8,800 and 200, respectively. Our mobile subscriber count represents the number of active SIM cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint and the use of purchased digital set-top boxes in Belgium. In Europe, we have approximately 110,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 89,200 asymmetric digital subscriber line (“ADSL”) subscribers within our U.K. segment and 65,900 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 66,800 subscribers who have requested and received this service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 59,300 and 48,400 subscribers within our segments in the U.K. and Austria, respectively, that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 2,800 subscribers who have requested and received this service.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2014, Switzerland's partner networks account for 143,600 Customer Relationships, 279,500 RGUs, 107,700 Digital Cable Subscribers, 101,900 Internet Subscribers, and 69,900 Telephony Subscribers.

(12)
The net loss of 36,000 total RGUs in the Netherlands consists of a net loss of 20,600 total RGUs in the historical UPC Netherlands footprint and a net loss of 15,400 total RGUs in the Ziggo footprint. The net loss in the historical UPC Netherlands footprint consists of a net loss of 17,500 Analog Cable Subscribers, a net loss of 3,600 Digital Cable Subscribers, a net gain of 4,200 Internet Subscribers and a net loss of 3,700 Telephony Subscribers. The net loss in the Ziggo footprint consists of a net loss of 15,700 Analog Cable Subscribers, a net gain of 1,500 Digital Cable Subscribers, a net gain of 4,000 Internet Subscribers and a net loss of 5,200 Telephony Subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.